ADDvantage Technologies Further Expands Line of Credit in Anticipation of Accelerating Wireless Growth

Telco Line Converted to Factoring Line, Expanding Total Borrowing Capacity to $19.0 Million

Carrollton, Texas, March 22, 2022 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today announced that it has renegotiated its lines of credit for its Telco and Wireless business segments, increasing total borrowing capacity and better positioning the Company for anticipated and accelerating growth for both 5G and Telco.

ADDvantage converted its collateralized line of credit for its Telco segment to a factoring line, similar to the Wireless factoring line, all with Vast Bank, N.A. As a result:
•The Company will be able to borrow up to $9 million against Nave receivables and $1.5 million against Triton receivables, replacing the existing line of credit which will be paid off.
•The existing Fulton factoring line is restructured, modestly reducing borrowing capacity but on more favorable terms related to customer diversity.
•The net impact will be that overall borrowing capacity is increased from $16.0 million to $19.0 million.

“Our lenders at Vast Bank, N.A. continue to express confidence in our business, working with us to establish credit facilities that provide us maximum flexibility as we encounter more rapid growth,” commented Joe Hart, Chief Executive Officer.

Additional details on the new credit agreements are included in a Form 8-K filed on March 22, 2022 with the Securities and Exchange Commission.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.
ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.
Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

For further information:
Hayden IR
Brett Maas
(646) 536-7331
aey@haydenir.com
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